UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 22, 2018

AGRITEK HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-1321002	20-8484256
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Brickell Ave Suite 500 Miami FL	33131
(Address of principal executive offices	, including zip code)

(Registrant’s telephone number, including area code): (305) 721-2727

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes☐ No ☑

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2017, the Company completed the closing of a private placement financing transaction (the “Transaction”) with St. George Investments, LLC. (“ST. George”), pursuant to a Securities Purchase Agreement (the “St. George SPA”). Pursuant to the ST. George SPA, the Company issued a Convertible Promissory Note (the "St. George 2017 Note") for $1,105,000 to St. George which includes a purchase price of $1,000,000, transaction costs of $5,000 and an Original Issue Discount (“OID”) of $100,000. On December 21, 2017, the Company received $200,000 and recorded $225,000 as convertible note payable, including $5,000 of transaction costs and $20,000 OID interest. St. George also issued to the Company four promissory notes, each in the amount of $200,000. All or any portion of the outstanding balance of the St. George 2017 Note may be prepaid, without penalty, along with accrued but unpaid interest at any time prior to maturity. The Company has no obligation to pay St. George any amounts on the unfunded portion of the St. George 2017 Note. The St. George 2017 Note bears interest at 10% per annum (increases to 22% per annum upon an event of default) and is convertible into shares of the Company’s common stock at St. George’s option, at a price of $0.025 per share (the “Lender’s Conversion Price”). On December 27, 2017, St. George funded $250,000 of the secured promissory notes issued to the Company. On January 9, 2018, St. George funded $200,000 of the secured promissory notes issued to the Company. From the St. George fundings, the Company redeemed $481,199 of aged convertible promissory notes.

Beginning on the date that is six (6) months after the later of (i) the Issuance Date, and (ii) the date the Initial Cash Purchase Price is paid to the Company (the “Initial Installment Date”), and on each applicable Installment Date thereafter, the Company is to pay the Holder, the applicable Installment Amount due on such date, in ten Installment Amounts of $110,500 plus the sum of any accrued and unpaid interest, fees, costs or charges may be made (a) in cash (a “Company Redemption”), (b) by converting such Installment Amount into shares of Common Stock (a “Company Conversion”), or (c) by any combination of a Company Conversion and a Company Redemption so long as the entire amount of such Installment Amount due shall be converted and/or redeemed by the Company on the applicable Installment Date. The St. George 2017 Note matures fifteen months after the Issuance Date. The Company Conversion price is equal to 60% of the lowest intra-day trading price for the twenty days immediately preceding the conversion.

The foregoing description of the St. George 2017 Note and does not purport to be complete and is qualified in its entirety by reference to the full text of each document, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The securities were issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended. The investor represented that it was an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2018, the Board of Directors (the “Board”) of the Company terminated the proposed offer of employment being negotiated on behalf of Anton Ansalmar “For Cause” as such term is defined in the Offer. The Board terminated Mr. Ansalmar’s offer of employment as a result of certain breaches of fiduciary duties by Mr. Ansalmar. The Board determined that such breaches advanced Mr. Ansalmar’s own personal interests over the interests of the Company and its shareholders.  Further, Mr. Ansalmar had repeatedly failed to follow the lawful directions of the Board and has taken actions in violation of agreements between himself and the Company. The Board determined that these infractions were incurable and also terminated effective immediately, the Letter of Intent, under proposal, regarding Mr. Ansalmar’s development joint venture agreement.

In light of the foregoing, the sole remaining member of the Board requested that Mr. Ansalmar resign as a member of the Board. On January 22, 2018, the Company’s CEO, B. Michael Friedman received a letter from Mr. Ansalmar, pursuant to which he terminated the LOI and Offer of Employment.

At this time there is a dispute of amounts owed to Mr. Ansalmar.

The Company is also currently evaluating potential causes of action against Mr. Ansalmar for product inventory retained by him. The Company is presently interviewing two executives within the cannabis industry, both with extensive experience in software and mobile application development to replace Mr. Ansalmar.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

10.1	Securities Purchase Agreement dated December 20, 2017 by and between Agritek Holdings, Inc. and St. George Investments, LLC.

10.2	Convertible Promissory Note dated December 20, 2017, by and between Agritek Holdings, Inc. and St. George Investments, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRITEK HOLDINGS, INC.

Date: February 5, 2018	By:	/s/ B. Michael Friedman
B. Michael Friedman Chief Executive Officer and President